FieldPoint Petroleum Reports on Horizontal Drilling Project in Lea County, New Mexico

AUSTIN, Texas September 25, 2011 /PRnewswire/ - FieldPoint Petroleum Corporation (NYSE/AMEX: FPP) announced in August that drilling had begun on the East Lusk 15 in Lea County, New Mexico. FieldPoint stated that the estimated time required for drilling and completion of this well was approximately 60 days.  The Company has reported today that unexpected difficulties in the drilling operation have caused delays.

FieldPoint’s President and CEO, Ray Reaves stated, “The unpredictable nature of drilling is unfortunately a part of the oil and gas industry.  Our drilling partner, Cimarex Energy, is one of the best in the industry at completing wells in the Bone Spring formation and we are both still very excited about the prospects that this first well holds.  I will, of course, share additional information with you as this drilling project progresses."

The Company has an operating agreement with Cimarex Energy Co, (NYSE: XEC) www.cimarex.com, to drill two wells that will target the Bone Spring formation. The total cost for each well was expected to be approximately $5,000,000. The delays encountered in drilling this first well are expected to add to those total costs.

FieldPoint will own a 43.75% working interest, Cimarex will own a 37.5% working interest, and other partners will own the remaining 18.75% working interest in the two planned wells.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com